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                                                                    Exhibit 99.1

Press Release

Universe2U Secures Private Placement To Fund Growth

RICHMOND HILL, Ontario--(BUSINESS WIRE)--December 21, 2000-- Universe2U (OTC BB:UTOU - news) Universe2U Inc. today announces a private placement equity
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financing has been negotiated with a group of private investors.

The placement is expected to consist of 500,000 units at a purchase price of $5.00 per unit. Each unit will include one share of Company common stock and one warrant exercisable for the purchase of one share of common stock at a price of $5.00 per share.

The Company expects that the private placement will close January 31, 2001. The private placement is expected to yield U.S. $2,500,000. The Company expects to use the proceeds from the private placement for general corporate purposes.

The securities offered in the private placement will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The private placement is offered by the Company under Regulation S of the Securities Act. The offered securities are not available for subscription or purchase by U.S. Persons.

About Universe2U Inc.

Universe2U (http://www.universe2u.com/) provides electronic connectivity
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solutions to communities, communications carriers, building owners, and corporate and government customers in North America. The company is a facilities-based provider of advanced fiber optic and ``managed broadband'' solutions. Universe2U is comprised of seven operating subsidiaries focused on engineering and design, infrastructure installation and maintenance, marketing services and network services.

Forward Looking Statement

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as ``forward-looking statements'' for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words including ``anticipate'', ``await'', ``envision'', ``foresee'', ``aim at'', ``believe'', ``intends'', ``estimates'', ``expect'', and similar expressions. The company cautions readers that forward-looking statements, including without limitation, those relating to the company's future business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Readers are directed to the company's filings with the U.S. Securities and Exchange Commission for a presentation of the risks and uncertainties that may affect the company's business and results of operations.

Contact:

  For more information, contact:
  Universe2U Inc.
  Mr. Kim Allen
  Tel:   905-881-3284
  Email: info@universe2u.com
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